LEASE CONTRACT

TO:      OFFICE


PLACE AND DATE OF CONTRACT:         SANTAFE DE BOGOTA, NOVEMBER 15, 1999

LESSOR:  PROGRESO BIENES RAICES S.A.
         LEGAL REP.: CECILIA SERRANO ORTIZ
         C.C. # 41.610.399

LESSEE:  GLOBAL DATAL DE COLOMBIA S.A.
         LEGAL REP.: RAFAEL DELGADO CONTRERAS
         C.C. # 19.097.295 SANTAFE DE BOGOTA

I.       THE PARTIES:

The aforementioned parties are identified as appears below their respective signatures. THE LESSEE shall be responsible for all the obligations contracted in the present contract, as well as the ones imposed by Law, not only for the principal term, but during such implied extensions and written renewals as are agreed by one and/or by all until the date of the material return of the property to the LESSEE.

II.      STIPULATIONS:

The LESSOR and LESSEE have agreed to enter into the present Lease Contract by which they acquire the rights and contract the obligations which this document [illegible] imposes pursuant to the following clauses.

FIRST: PROPERTIES. THE LESSEE certifies that it has received the following property in Lease: The BUILDING constructed on the lot of land located at Carrera Dieciocho (18) number Ninety - Eleven (90 - 11) and Calle Noventa (90) number Eighteen - Sixteen (18 - 16), of the "EL CHICO LTDA" district in the city of Santafe de Bogota, with real property registration number 50N-00755377.

FIRST PARAGRAPH: The real property covered by this contract is delivered with the telephone numbers listed in the attached document which forms an integral part of this contract, with the telephone system being the LESSOR's responsibility.

SECOND PARAGRAPH: The following boundaries correspond to the real property covered by this contract, pursuant to certification clarification deed No. 9410 dated September first (1st) of nineteen hundred ninety-eight (1998): NORTH:
Along twenty meters (20 meters) with lot number four (4) of the same block thirteen (13); SOUTH: One of its sides along a similar length of twenty meters (20 meters) with Calle Noventa (90); EAST: Another of its sides along thirty-two meters (32 meters) with Carrera Dieciocho (18) of the city plan. WEST: Along thirty-two meters (32 meters) with lot number seven (7) of the same block thirteen (13).

SECOND: TERM AND ADVANCE NOTIFICATION. The term of duration of the present contract is One (1) year calculated from November fifteenth (15th) of nineteen hundred ninety-nine (1999).

FIRST PARAGRAPH: ADVANCE NOTIFICATION BY THE LESSOR. The lessor may terminate the lease contract during any of its extensions, never during the initial effective period of the contract, by means of advance notification to the Lessees three (3) months in advance and the payment of indemnification equivalent to three (3) months' rent. Once these conditions are met, the lessee shall be obligated to return the property.

SECOND PARAGRAPH: ADVANCE NOTIFICATION BY THE LESSEE. If at the expiry of the contract or of any of its extensions THE LESSEE desires not to continue it or to extend it more, it shall give written notification to the LESSOR three (3) months in advance and allow the property to be visited by the Lessor; but if it does not give notification or prevents the visits, THE LESSEE shall be obligated to pay all balances pending for lease payments and services, which it owes through the initial expiration date of the contract or of its corresponding extensions.

THIRD PARAGRAPH: If the parties do not give written notification of renewal during the three (3) month period prior to the expiration of the contract, it shall be renewed automatically, for the same period.

THIRD: PRICE AND DOMICILE. The price of the Lease is the amount equivalent to the sum of TWENTY EIGHT MILLION PESOS CURRENT CURRENCY ($28,000,000), which THE LESSEE undertakes to pay to the LESSOR in advance within the FIRST TEN (10) CALENDAR DAYS OF THE RESPECTIVE MONTHLY PERIOD, during the entire effective period of this contract or during any of its implied extensions or express renewals. This contract shall be understood as in effect while any of the LESSEES or their cause holders keep the property in their possession and a copy of this document has been delivered to them with notification of cancellation by the LESSOR. This Lease payment shall remain in effect during the year between November fifteenth (15th) of the current year through November fifteenth (15th) of the year two thousand, inclusive.

FIRST PARAGRAPH: ADJUSTMENT. From the expiration date of the principal term of the present Contract and so successively every twelve (12) month period, the price of the Lease shall be adjusted by ONE HUNDRED PERCENT (100%) of the Consumer Price Index certified by DANE for the period from November first (1st) of the preceding year to October thirty-first (31st) of the current year. THE LESSEE undertakes to make the payments under the terms established in this Clause without requirement of private or judicial demands which the LESSEE expressly waives. The adjustment of the amount of the price will be in effect during the implied extensions or renewals of the present Contract.

SECOND PARAGRAPH: NEW PRICE. The contracting parties reserve the right to agree a new price if the Contract is renewed and in any case the adjustment herein stipulated will be the minimum base which shall be used to determine the new lease amount, such that appraisers shall be called and the verbal procedure stipulated in Article 519 of the Commercial Code shall be used only when in the opinion of the contracting parties for the renewal period, a new payment above that herein stipulated should be established inasmuch as for the other cases, the parties shall be subject to the terms of the preceding clauses.

THIRD PARAGRAPH: CONTRACT NOVATION. The monthly modification of the lease payment during the effective period of the extensions or renewals if they occur, shall not be seen in any case as a novation of the present contract by the will of the parties; likewise, the copy of the payment receipt issued by THE LESSOR shall not be sufficient evidence.

FOURTH: TIMELY PAYMENT AND PLACE. The Lessee undertakes to pay the amount agreed within the time frames established at CALLE 67 NORTE No. 6N-85-Urbanizacion MENGA in the city of Cali or to the account in BANCO DE BOGOTA of the same city No. 158-083733.

FIFTH: USE. The leased property shall be used only for the use indicated in the heading of this contract, that is, for OFFICES.

SIXTH: IMPROVEMENTS AND REPAIRS. The LESSEE(S) shall be responsible for such leasehold repairs as are cited in the Law (Articles 2028, 2029, 2030) of the C.C. and may not perform works without written consent from the LESSOR. Such improvements as THE LESSEE makes shall in any case remain the property of the LESSOR without any right by THE LESSEE to recover them or to request indemnification, compensation or any payment whatsoever therefor. If they make such, they shall accrete to the property without prejudice to the LESSOR's deciding that it accepts the material delivery of the property together which the improvements made or that it may request the removal thereof. In this case, THE LESSEE undertakes to deliver the property in the same state in which it was received. THE LESSEE may not claim the right of retention for reason of improvements, nor claim from the LESSOR indemnification of any nature for this reason, even if THE LESSOR has authorized the improvements.

PARAGRAPH: The locks which THE LESSEE places on the doors, interior or exterior windows of the property may not be removed by THE LESSEE, nor may it demand the value thereof.

SEVENTH: SERVICES. The Water and Sewer, Electric Energy, Telephone, Trash Removal and other Public service shall be borne exclusively by THE LESSEE, which undertakes to give timely notice to the respective company of any deficiency or of a suspension in the service. Also, THE LESSEE undertakes to respect the regulations of public companies and not to make any modification to the facilities without express written consent from the LESSOR. Furthermore, THE LESSEE is responsible for such damage and fines as are caused by the improper use of the public services and any resulting amount owed whatsoever for the provision of services, fines or similar items, it shall be sufficient for the LESSOR to present the respective payment vouchers for it to be assumed that payment was made by it and to be able to demand by executory procedure jointly and severally with THE LESSOR, the aforementioned amounts. If THE LESSEE does not pay in a timely manner such services as correspond to it and as a result the respective Public Companies suspend them and/or remove the corresponding meters, this fact shall be understood as nonperformance of the contract and THE LESSOR may demand the judicial return of the property. In this event and to demand via executory procedure the payment of the amounts pending for services, reconnections and/or reinstallations, the invoices or payment receipts produced by the respective Public Companies and the statement of the LESSOR that they correspond to services provided during the time in which the LESSEE occupied the property shall be sufficient evidence.

FIRST PARAGRAPH: THE LESSEE states that the installations corresponding to the complete services have been received in perfect working order and may not make any modifications thereto without prior written consent from THE LESSOR and without a request by the latter to the corresponding Company. THE LESSOR shall not in any case be responsible for deficiencies in the services to which the property has a right and which are serviced by the corresponding Public Companies, or for the payment of excesses in the settlement thereof, but it shall make its best effort to facilitate handling of the corresponding claims.

SECOND PARAGRAPH: In all the events herein stipulated on the nonpayment of services, the LESSEE expressly waives private and/or judicial demands and states that it owes all amounts THE LESSOR pays for this reason.

THIRD PARAGRAPH: The property shall not be received by THE LESSOR while THE LESSEE does not show the originals of the latest receipts for public services, duly paid.

FOURTH PARAGRAPH: The LESSOR states that on the signing of this contract all public services are duly paid and settled with the corresponding local companies.

EIGHTH: DELIVER AND STATE. THE LESSEE on signing the present document states that it has received the properties covered by this contract in a good state, together with the elements that comprise it and pursuant to the inventory which is considered an integral part of this contract. The services, related appurtenances and additional uses are contained in the inventory.

FIRST PARAGRAPH: THE LESSEE states that it is aware of the current state of the property covered by this lease contract and it accepts it as received in the condition in which it is found, with respect to its size as well as its specifications.

SECOND PARAGRAPH: Given that the lessee can confirm the functioning of the elements of the property by using them, it shall have 30 calendar days calculated from the date of occupation thereof to make a statement with respect to the inventory made by the Lessor, as well as on the state of the property. Once the established period has elapsed, the inventory and the state of the Property shall be understood as ratified.

NINTH: RETURN. The Lessee shall return the property to the lessor at the end of the contract in the same state as it receives it in, except for normal wear-and-tear derived from the legitimate use thereof.

TENTH: POSSESSION OF THE PROPERTY. If for any reason THE LESSEE abandons the property for a period equal to or greater than three (3) calendar months and it is also in default in the performance of its obligations, THE LESSOR is authorized to take possession thereof and to defend it before third parties of any nature without THE LESSEE's obligations ceasing for that sole reason.

ELEVENTH: NONPERFORMANCE AND DELAY. Mere delay in the payment of THREE (3) or more monthly lease payments or a complete or partial violation of any of contractual or legal obligations shall give the LESSOR a right to terminate the contract and to demand the immediate delivery of the property, without eviction or the notifications stipulated by Law being necessary. THE LESSEE hereafter waives private and judicial notifications and giving the guarantee cited in
Article 2035 of the Civil Code, at the same time as it waives the right to retention under any title granted to it by law.

PARAGRAPH: Mere tolerance by THE LESSOR in accepting payment of the price after the first ten (10) days of each month shall not be understood as a desire to modify the term established for payment.

TWELFTH: PENALTY. If THE LESSOR files suit for the return of the property, THE LESSEE shall not only pay THE LEASE PAYMENTS for the contract term but for the entire time it has the properties in its possession. In cases of nonperformance by THE LESSEE of its contractual or legal obligations, it shall pay jointly and severally to the LESSOR, as a penalty clause, a monthly fine equivalent to one
(1) lease payment pursuant to the monthly price of the last lease payment in effect at the time the judicial action is taken, without any private or judicial notification being required to demand such amount, which THE LESSEE expressly waives, as well as Articles 2035 and 2007 of the C.C.; 408 and subsequent of the Code of Civil Procedure, as well as the right to demand the cessation of the lease by means of the guarantee cited in Art. 2035 of the C.C., in case of a lawsuit to return the leased property and without prejudice to the other contractual or legal indemnifications in favor of the LESSOR. Payment of this fine does not release the LESSEE from any of its obligations. THE LESSEE shall bear the expenses and costs for judicial or extrajudicial collection, including Attorneys Fees and indemnification of damages.

FIRST PARAGRAPH: In case of delay in the payment of any Lease payment, THE LESSEE undertakes to pay the LESSOR, as a penalty for such arrears, an amount equal to the maximum legal arrears interest in effect at the time of the arrears, payable over and above the rent for the month, months or fraction of a month in arrears, as the case may be, without prejudice to the LESSOR's other actions, plus the amount of the Fees for extrajudicial collection which shall be assessed at Twenty (20%) of the amounts to be collected; this percentage may not be deducted from such amount as the Lessee must pay in case of use of an executory procedure or the summary leased property return procedure. Also, the interest cited in this paragraph shall be paid from the first (1st) of each month through the date of payment of the amounts owed by the Lessee.

SECOND PARAGRAPH: This contract shall be sufficient proof for the collection of this penalty, without need of judicial or private notifications, which THE LESSEE expressly waives and shall give right of execution also to collect in addition to the lease payment, any other amount owed by the LESSEE for which the a mere statement made in THE LESSOR's litigation shall suffice, which may not be disproved without presenting the respective payment receipts.

THIRD PARAGRAPH: The return of checks for unjustified reasons shall give the LESSOR the right to collection 20% of the legal penalty.

THIRTEENTH: PAYMENT OF DAMAGES. The damages caused by culpability attributable to THE LESSEE may be collected judicially or extrajudicially by THE LESSOR notwithstanding collection of the penalty clause by executory procedure.

FOURTEENTH: REASONS FOR TERMINATION. The following shall be reasons for terminating the lease contract, beyond those indicated by Law: a) A change in the term stipulated in this contract; b) The use of the property for illegal purposes or for purposes against good practices or which endanger the property or the health of its inhabitants; c) The failure to pay for the public services for which THE LESSEE is responsible. Such proof as is classified as summary pursuant to the law shall be sufficient without need of notifications of any type, which THE LESSEE expressly waives.

FIFTEENTH: INSPECTION. The LESSEE shall allow at any time such visits as the LESSOR or its representatives deem necessary to certify the state and upkeep of the property or such other circumstances as are in its interest, upon written agreement by the parties.

SIXTEENTH: CESSATION OF THE LESSOR'S RIGHTS. At any time THE LESSOR may transfer its rights to third parties. THE LESSEE undertakes to perform its obligations with the assignee from the date on which it is notified of such act by telegraph or by certified mail, at the property covered by the present contract. Once such notification has been made in that manner, it shall be understood that it has been made in person, by the wills of the parties and there shall be no need to perform other procedures for that same purpose. The telegraphic notification shall be valid legally and extrajudicially and shall have the effects stipulated in Article 1960 of the C.C.

SEVENTEENTH: EXPENSES. The expenses caused as a result of this Contract, including Stamp taxes, shall be borne by the contracting parties in equal parts.

EIGHTEENTH: UPDATING OF DATA. THE LESSEE undertakes to update annually and in writing the data on its place of work, home address and such others as are requested by THE LESSOR, which shall be incorporated into the Contract and shall form an integral part of it.

TWENTY-FIRST: INSURANCE. The Lessee shall pay the difference in the amount that occurs in the property's fire insurance, if the rate changes due to the change in use thereof, after agreement by the parties.

TWENTY-SECOND: KNOWLEDGE OF THE CONTRACT. In this state, the LESSEE and THE LESSOR state that they fully know the legal stipulations in the lease contract, especially with respect to the lease payments and they accept in advance amendments derived from new or current decrees or laws in effect in this regard.

In witness whereof it is signed by the parties and the co-debtors, by and before witnesses, on the tenth (10th) day of the November of nineteen hundred ninety-nine (1999), in two (2) copies of the same tenor, all valid for legal or extrajudicial purposes.

                             THE LESSOR
                                                       [fingerprint]
                             [s. illegible]
                     PROGRESO BIENES RAICES S.A.
              [hw:]  6CU LEGAL REP.: CECILIA SERRANO ORTIZ
                     C.C. # 41.610.399
                     ADDRESS: CRA. 14 No. 93B-15, 3rd Floor
                     TEL: 6221077



                              THE LESSEE
                                                        [fingerprint]
                             [s. illegible]
                     GLOBAL DATAL DE COLOMBIA S.A.
                     LEGAL REP.: RAFAEL DELGADO CONTRERAS
                     C.C. # 19.097.295 SANTAFE DE BOGOTA
                     ADDRESS:
                     TEL.:


                                    WITNESSES

[s. illegible]                                      [s. illegible]
LISETTE YAMHURE KATTAH                        [hw:] 29141446 Usaquen
C.C. # 35.465.661 OF USAQUEN                        Calle 19 #3-10 (1201)
BROKER                                              Tel.: 2837770
ADDRESS:  CALLE 81 NO. 11-88, SUITE 401             Joan Cristobal Perez Cabrera
TEL.: 6 18 47 88

                        TELEPHONE LINES EDIFICIO PROGRESO
                                     LEASING

            6365018 -    6365007 -    6364992 -    6364962 -    6364939
            6364903 -    6365029 -    6364875 -    6364834 -    6364823
            6364852 -    6364905 -    6365108 -    6365085 -    6365019
            6365129 -    6365107 -    6365084 -    6365062 -    6365151
            6364812 -    6365173 -    6365141 -    6365140 -    6365119
            6365118 -    6365096 -    6365074 -    6232561 -    6232562
            6232568 -    6232567 -    6232565 -    6232564 -    6364937
            6232563 -    6364836 -    6364825 -    6365185 -    6365184
            6365165 -    6365163 -    6365052 -    6365036 -    6365025
            6365014 -    6365008 -    6365003 -    6364981 -    6364958
            6364928 -    6364892 -    6364867 -    6364842 -    6365164
            6365142 -    6365130 -    6365097 -    6365095 -    6365073
            6365063 -    6365041 -    6365040 -    6365030 -    6364993
            6364831 -    6364824 -    6365162 -    6365143 -    6365121
            6365098 -    6365076 -    6365054 -    6365038 -    6365027
            6365016 -    6365005 -    6364983 -    6364960 -    6163125


ADDRESS PROGRESO BIENES RAICES S.A.
CALLE 67 NORTE NO. 8N-85
URBANIZACION MENGA - CALI

RIDER TO THE LEASE CONTRACT SIGNED BY THE UNDERSIGNED FOR THE BUILDING LOCATED AT CARRERA 18 NO. 90-11 AND CALLE 90 NO. 18-16, SANTAFE DE BOGOTA

THE PARTIES BY COMMON ACCORD HAVE DECIDED TO AMEND THE LEASE CONTRACT IN THE FOLLOWING REGARD:

FIRST: TERM AND ADVANCE NOTIFICATION: The contracting parties agree to modify the initial effective period of the lease contract covered by this rider by increasing the initially agreed term, from one (1) year to four (4) years. In this regard Clause Second of such contract shall state thus: The term of duration of the present contract is four (4) years calculated from November fifteenth (15th) of nineteen hundred ninety-nine (1999) and its expiry date shall be November fifteenth (15th) of the year two thousand three (2003).

FIRST PARAGRAPH: ADVANCE NOTIFICATION BY THE LESSOR. The lessor may terminate the lease contract during any of its extensions, never during the first year of effectiveness of the contract, by means of advance notification given to the Lessees three (3) months in advance and the payment of indemnification equivalent to three (3) months' rent. Once these conditions have been met, the lessee shall be obligated to return the property.

SECOND PARAGRAPH: ADVANCE NOTIFICATION BY THE LESSEE. If at the expiry of the contract or of any of its extensions, never during the first year of effectiveness of the contract, THE LESSEE wishes not to continue with it or to extend it further, it shall give written notification to THE LESSOR three (3) months in advance and allow the property to be visited by the Lessor without this giving rise to any penalty whatsoever for the lessee; but if such notification is not given or if the visits are prevented, THE LESSEE shall be obligated to pay all the pending balances for lease payments and services, which it owes from the contract's expiry date or that of its corresponding extensions. In case of termination in advance of the expiry date of the contract or of its extensions, the lessee shall give written notification to the lessor ninety (90) days in advance of the date of the future vacation of the property and it shall pay indemnification equivalent to three (3) months' rent.

SECOND: EXTENSIONS. If the parties do not give written notification of renewal within the three (3) month period in advance of the expiration of the contract, it shall be renewed automatically for two (2) year periods calculated from the initial expiry date of the contract.

THIRD: The parties agree that adjustment to the lease payments shall be annual for the percentage established in Clause Third - First Paragraph of the lease contract signed.

Finally, the Lessor and Lessee ratify the remaining conditions recorded in the lease contract signed by them.

In witness whereof it is signed by the parties and the co-debtors, by and before witnesses, on the tenth (10th) day of the November of nineteen hundred ninety-nine (1999), in two (2) copies of the same tenor, all valid for legal or extrajudicial purposes.

                                   THE LESSOR
                                                            [fingerprint]
                                 [s. illegible]
                     PROGRESO BIENES RAICES S.A.
            [hw:]    6CU LEGAL REP.: CECILIA SERRANO ORTIZ
                     C.C. # 41.610.399
                     ADDRESS: CRA. 14 No. 93B-15, 3rd Floor
                     TEL: 6221077



                                   THE LESSEE
                                                            [fingerprint]
                                 [s. illegible]
                      GLOBAL DATAL DE COLOMBIA S.A.
                      LEGAL REP.: RAFAEL DELGADO CONTRERAS
                      C.C. # 19.097.295 SANTAFE DE BOGOTA
                      ADDRESS:
                      TEL.:


                                    WITNESSES

/s/  Lisette Yamhure Kattah                   C.C.#
---------------------------------------
LISETTE YAMHURE KATTAH                        ADD: [hw:] 29141446 Usaquen
C.C. # 35.465.661 OF USAQUEN                       Calle 19 #3-10 (1201)
BROKER                                        TEL.:2837770
ADDRESS:  CALLE 81 NO. 11-88, SUITE 401            Joan Cristobal Perez Cabrera
TEL.: 6 18 47 88